Exhibit 10.2
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
(initially provided to Mr. Daniel on January 22, 2007)
(provided to Mr. Daniel as amended on January 30, 2007)
(provided to Mr. Daniel as further amended on February 1, 2007)
     This Separation Agreement and Release of Claims (this “Separation Agreement”) is made by and between ADVENTRX Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Robert A. Daniel (“Mr. Daniel”) (collectively, the “Parties”).
RECITALS
     WHEREAS, the Parties have agreed to transition Mr. Daniel’s responsibilities and duties to the Company in a considered and professional manner;
     WHEREAS, Mr. Daniel will conclude his employment with the Company, as described herein;
     WHEREAS, after the conclusion of Mr. Daniel’s employment with the Company, Mr. Daniel wishes to serve as a consultant to the Company, and the Company wishes to retain Mr. Daniel as a consultant;
     WHEREAS, the Parties desire an amicable separation of employment and to resolve any and all claims, disputes, issues, or matters that were asserted or could be asserted;
     NOW THEREFORE, in consideration of the promises, covenants and agreements set forth herein, and subject to the terms and conditions set forth below, the Parties desire to, and hereby do, agree as follows:
     1. Mr. Daniel’s employment with the Company will terminate effective February 15, 2007 (the “Termination Date”);
     2. The Company will retain Mr. Daniel, and Mr. Daniel agrees to provide, services as an independent contractor on the terms provided in the independent contractor agreement attached hereto as Exhibit A (including the Company’s Confidential Information and Invention Assignment Agreement referenced therein) (the “Consulting Agreement”). The Parties agree that, concurrent with the signing of this Separation Agreement, they will sign the Consulting Agreement and that the effectiveness of the Consulting Agreement will be concurrent with the effectiveness of the termination of Mr. Daniel’s employment with the Company. For clarification, the Parties agree that Mr. Daniel will remain in Continuous Service (as defined in the Company’s 2005 Equity Incentive Plan) to the Company for so long as the Consulting Agreement remains in effect but in no event beyond March 30, 2007.

     3. On the Termination Date, the Company will make available to Mr. Daniel his final paycheck for wages and all earned and unused vacation. This payment is not dependent upon Mr. Daniel signing this Separation Agreement. In addition, in exchange for Mr. Daniel agreeing to be bound by the terms of this Separation Agreement and the Consulting Agreement and performing his obligations hereunder and thereunder (including, without limitation, granting the release set forth in Section 4), the Company will provide Mr. Daniel with the following benefits to which he otherwise would not be entitled:
     3.1 Six (6) months of pay, payable in a lump sum on March 30, 2007, based on Mr. Daniel’s current base salary, less all the required withholdings and taxes; provided however, that both (a) Mr. Daniel has not terminated the Consulting Agreement prior to March 30, 2007 and (b) the Company has not terminated the Consulting Agreement prior to March 30, 2007 as a result of Mr. Daniel’s material breach of the Consulting Agreement (including the Company’s Confidential Information and Invention Agreement referenced therein).
     3.2 If Mr. Daniel chooses to elect continuation of coverage under the federal law known as COBRA, the Company will continue to pay Mr. Daniel’s medical, dental and vision premium through September 30, 2007, unless he becomes eligible for coverage under another group insurance plan before that date.
     3.3 Mr. Daniel acknowledges and agrees that, (a) upon his receipt of the final paycheck described in Section 3, the Company has paid all salary, wages, bonuses, commissions, vacation pay, floating holiday pay and other benefits or compensation due Mr. Daniel from the Company and (b) but for this Separation Agreement, Mr. Daniel is not entitled to the benefits set forth in Sections 3.1 or 3.2 and that, in the event Mr. Daniel fails to fully perform under this Separation Agreement or the Consulting Agreement, the Company has no obligation to provide, or continue to provide, such benefits.
     4. Releases.
     4.1 Mr. Daniel, for himself and his heirs, agents, assigns, executors, administrators, representatives, successors and each of them, unconditionally, irrevocably and absolutely releases and discharges the Company, and each of its current, former and future parents, subsidiaries, divisions, partnerships, employee benefit plans and other related and affiliated entities of the Company and their respective employees, officers, directors, agents, predecessors, successors, fiduciaries, consultants, attorneys and assigns (collectively “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Mr. Daniel’s employment with the Company, the termination of his employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. Daniel’s employment with the Company and the termination of that employment. This release is intended to have the broadest possible application permitted by law and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims and all claims for attorneys’ fees, costs and expenses. Notwithstanding the foregoing, this release shall not serve as a waiver of Mr. Daniel’s rights to: (i) vested benefits due to his employment with the Company, (ii) workers compensation or unemployment benefits, (iii) statutorily-required indemnification under California Labor Code Section 2802 or any comparable provisions of other states’ laws, or (iv) any other benefits or claims that cannot be released as a matter of law.
     4.2 The Company, and each of its current, former and future parents, subsidiaries, divisions, partnerships, employee benefit plans and other related and affiliated entities of the Company and their respective employees, officers, directors, agents, predecessors, successors, fiduciaries, consultants, attorneys and assigns and each of them, unconditionally, irrevocably and absolutely releases and discharges Mr. Daniel and his heirs, agents, assigns, executors, administrators, representatives, successors (collectively, “Releasees”) from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including but not limited to, Mr. Daniel’s employment with the Company, the termination of his employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Mr. Daniel’s employment with the Company and the termination of that employment. This release is intended to have the broadest possible application permitted by law and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims and all claims for attorneys’ fees, costs and expenses.
     4.3 Each of the Parties declares and represents that it intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, the Parties intend the releases to be final and complete. The Parties execute this Separation Agreement with the full knowledge that the releases contained in it covers all possible claims against the Released Parties and the Releasees, as applicable, to the fullest extent permitted by law.
     5. Acknowledgement of Understanding. Each of the Parties acknowledges that it may discover facts or law different from, or in addition to, the facts or law that it knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Each of the Parties expressly acknowledges and agrees that its rights under Section 1542 of the California Civil Code and any comparable provisions of other states’ and federal law are expressly waived. That section provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     Each of the Parties expressly acknowledges, agrees and understands that the general release give in Section 4 applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action that it may have against any of the Released Parties or the Releasees, as applicable.
     6. Pursuit of Released Claims. Each of the Parties represents that, as of the date of this Separation Agreement, it has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Released Parties or Releasees, as applicable, in any court or with any governmental agency. Each of the Parties further agrees that, to the fullest extent permitted by law, it will not prosecute, nor allow to be prosecuted on his behalf, in any court, whether state or federal, any claim or demand of any type related to the matters released herein, it being the intention of each of the Parties that with the execution of this Separation Agreement, the Released Parties and the Releasees will each be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the Releasees and the Released Parties, respectively, related in any way to the matters discharged herein. Each of the Parties further represents that it has not assigned any claim it may have against any of the Released Parties or Releasees, as applicable, to any other person or entity. Nothing in this Separation Agreement limits either of the Parties’ right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter, but each of the Parties acknowledges that it is not entitled to any other monies other than those payments described in this Separation Agreement.
     7. Continuing Obligations. Mr. Daniel represents that, on or before the Termination Date, he will return to the Company all Company documents, information and property, including (without limitation) files, records, computer access codes and instruction manuals, as well as any of the Company’s assets or equipment that Mr. Daniel has in his possession or are under his control, unless and to the extent the Company determines such property is necessary for Mr. Daniel to perform under the Consulting Agreement (in which case the use and return of such property will be governed by the Consulting Agreement). Subject to the foregoing, Mr. Daniel further agrees not to keep any copies of any Company documents or information. In addition to the terms and conditions of the Consulting Agreement, Mr. Daniel acknowledges and agrees that he will continue to be bound by (a) the Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees entered into between the Company and Mr. Daniel (the “Company Agreement”), (b) the Code of Business Conduct and Ethics for Employees, Executive Officers and Directors executed by Employee (the “Code of Ethics”) and (c) the Policies and Procedure Manual executed by Employee (the “Manual), copies of all of which have been provided to Employee.

     8. Expense Reimbursement. By signing this Separation Agreement, Mr. Daniel agrees to submit all outstanding reimbursements he incurred as an employee of the Company to the Company on or before the Termination Date.
     9. Nondisparagement. Mr. Daniel will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the Company’s business reputation, practices or conduct. The Company will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize Mr. Daniel, or his business reputation, practices or conduct. The foregoing notwithstanding, the Parties may respond accurately and fully to any questions, inquiry or request for information when required to do so by legal process.
     10. Arbitration of Disputes and Enforcement of Agreement.
     10.1 Mr. Daniel and the Company agree to resolve any claims they may have against each other or that Mr. Daniel has with any of the other Released Parties through final and binding arbitration. This agreement to arbitrate applies to any and all disputes about the validity, interpretation, or effect of this Separation Agreement or alleged violations of it and whether a particular claim is covered by this Separation Agreement. Except as provided in Section 10.2 and Section 10.3, arbitration shall be the exclusive remedy for any such claim or dispute, and the Parties expressly waive their rights to a jury trial on any such claim or dispute. However, either party may bring an action in court to compel arbitration under this Separation Agreement or to enforce an arbitration award. The Parties agree that a neutral arbitrator from the American Arbitration Association will administer any such arbitration(s) pursuant to its National Rules for the Resolution of Employment Disputes. The arbitrator shall issue a written decision with the essential findings and conclusions on which the decision is based.
     10.2 The requirement to arbitrate disputes shall not preclude either of the Parties from filing a charge or claim with a state or federal government agency. However, Mr. Daniel acknowledges that he is not entitled to any other monies other than those payments described in this Separation Agreement.
     10.3 Nothing in this Section 10 shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section 10 necessary to protect the interests of such Party.

     11. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Separation Agreement, are agreed to for this purpose:
     11.1 Mr. Daniel acknowledges and agrees that he has read and understands the terms of this Separation Agreement.
     11.2 Mr. Daniel acknowledges that this Separation Agreement advises him in writing that he may consult with an attorney before executing this Separation Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Separation Agreement freely, knowingly and voluntarily.
     11.3 Mr. Daniel acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Separation Agreement. Mr. Daniel understands that, at his option, he may elect not to use the full twenty-one (21) day period.
     11.4 Mr. Daniel shall have seven (7) full calendar days after signing this Separation Agreement to revoke this Separation Agreement. This Separation Agreement will not become effective until the expiration of the revocation period. Mr. Daniel’s revocation of this Separation Agreement must be in writing and received by Patrick Keran, General Counsel, no later than Noon on the eighth day in order to be effective. If Mr. Daniel does not revoke acceptance within the seven (7) day period, this Separation Agreement will become fully effective and enforceable on the eighth day after the Separation Agreement is signed (the “Effective Date”).
     11.5 Mr. Daniel does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. Mr. Daniel is not waiving his right to file a complaint or charge with the EEOC (including a challenge to the validity of this Separation Agreement) or participate in any investigation or proceeding conducted by the EEOC.

     12. Confidentiality. Mr. Daniel agrees to keep this Separation Agreement confidential and not to reveal its contents or terms to anyone except Mr. Daniel’s lawyer, spouse and/or financial consultant.
     13. Miscellaneous. This Separation Agreement is intended to be the entire agreement between the Parties and supersedes and cancels any and all other prior agreements, written or oral, between the Parties regarding this subject matter, except the Consulting Agreement, the Company Agreement, the Code of Ethics and the Manual, each of which will remain in full force and effect until it terminates, expires or no longer applies pursuant to its terms or as set forth herein. Mr. Daniel represents that, in executing this Separation Agreement, he is not relying and has not relied on any representation or statement made by any of the Released Parties or any of their respective agents, attorneys or representatives with regard to the subject matter, basis or effect of this Separation Agreement, or otherwise, other than those specifically set forth in this Separation Agreement. This Separation Agreement may not be modified except by a writing signed by both Mr. Daniel and an authorized officer of the Company and will be binding upon Mr. Daniel and his heirs, agents, assigns, executors, administrators, representatives, successors. In the event any provision of this Separation Agreement is found to be unenforceable by an arbitrator or a court of competent jurisdiction, the provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Company will receive the benefits contemplated herein to the fullest extent permitted by law and all other provisions will remain fully enforceable. This Agreement shall be governed by the laws of the State of California.
     14. Counterparts. This Separation Agreement may be executed by facsimile or facsimile signature, and in separate counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, I have executed this Agreement and have acknowledged that I executed the same as my own free act and deed.

Date	February 2, 2007	/s/ Robert A. Daniel

Robert A. Daniel

Date	Feb 2, 2007	/s/ Gregory P. Hanson

ADVENTRX Pharmaceuticals, Inc.

EXHIBIT A
CONSULTING AGREEMENT